As filed with the Securities and Exchange Commission on March 28, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STERIS plc

(Exact name of registrant as specified in its charter)

Ireland	98-1455064
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

70 Sir John Rogerson’s Quay Dublin 2 Ireland
(Address of Principal Executive Offices)

STERIS plc 2006 Long-Term Equity Incentive Plan (As Assumed, Amended and Restated Effective March 28, 2019)

(Full title of the plan)

J. Adam Zangerle

STERIS plc

70 Sir John Rogerson’s Quay

Dublin 2 Ireland

(Name and address of agent for service)

+353 1 232 2000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Ordinary Shares	7,288,972(2)	$122.08	$889,837,701.76	$107,848.33

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), the number of ordinary shares (“Ordinary Shares”) of STERIS plc, a public limited company organized under the laws of Ireland (the “Registrant”), registered hereunder includes an indeterminable number of additional Ordinary Shares that may become issuable pursuant to the STERIS plc 2006 Long-Term Equity Incentive Plan (As Assumed, Amended and Restated Effective March 28, 2019) (as further amended from time to time, the “Plan”), to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Represents Ordinary Shares issuable under (a) outstanding stock options, stock appreciation rights, restricted stock unit awards, and restricted stock awards previously granted under the Plan, which were assumed by the Registrant in connection with the redomiciliation of STERIS plc, a public limited company organized under the laws of England and Wales (“STERIS UK”), from the United Kingdom to Ireland (the “Redomiciliation”) achieved through the insertion of the Registrant above STERIS UK pursuant to a court-approved scheme of arrangement under English law and (b) awards granted pursuant to the Plan after the Redomiciliation.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low sales price of the ordinary shares of STERIS UK, as reported on the New York Stock Exchange on March 25, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant and STERIS UK are hereby incorporated in this Registration Statement by reference:

1.	STERIS UK’s Annual Report on Form 10-K, for the fiscal year ended March 31, 2018, filed with the Commission on May 30, 2018;

2.

STERIS UK’s Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2018, September 30, 2018 and December 31, 2018, filed with the Commission on August 8, 2018, November 6, 2018 and February 11, 2019, respectively;

3.

STERIS UK’s Current Reports on Form 8-K, filed with the Commission on May 9, 2018, August 6, 2018, December 4, 2018, February 28, 2019, March 8, 2019 and March 28, 2019 (however, we do not incorporate by reference any information under Item 2.02, Results of Operations and Financial Condition). The information included in these Current Reports on Form 8-K should be read in conjunction with financial statements of STERIS UK;

4.	The Registrant’s Current Report on Form 8-K, filed with the Commission on March 28, 2019; and

5.

The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) on March 27, 2019 and any amendments or reports filed for the purposes of updating such description.

STERIS UK adopted Accounting Standards Update 2017-07 “Compensation – Retirement Benefits – Improving the Presentation of Net Periodic Pension and Net Periodic Postretirement Benefit Cost” on April 1, 2018, which resulted in a retrospective reclassification of certain components of benefit costs that does not impact Net Income as previously reported as presented in the Consolidated Statements of Income in STERIS UK’s Annual Report on Form 10-K for the year ended March 31, 2018. STERIS UK’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2018, September 30, 2018 and December 31, 2018 reflect this change. STERIS UK has not recast its financial statements or related disclosures appearing in its Annual Report on Form 10-K for the year ended March 31, 2018 to reflect these changes because the impact on the information previously presented is not material.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration

Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is currently a public limited company incorporated under the laws of Ireland.

Subject to exceptions, Irish law does not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty or breach of trust by a director in relation to the company. The exceptions allow a company to:

1.	purchase and maintain director and officer liability insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company; and

2.

indemnify a director or such other officer against any liability incurred in defending proceedings, whether civil or criminal: (i) in which judgment is given in his or her favor or in which he or she is acquitted; or (ii) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.

The memorandum and articles of association of the Registrant includes a provision which entitles every director to be indemnified by the Registrant to the fullest extent permitted by law (including by funding any expenditure incurred or to be incurred by him or her) against any loss or liability incurred in his or her capacity as a director. The memorandum and articles of association of the Registrant also states that where a person is so indemnified, such indemnity may extend to all costs, losses, expenses and liabilities incurred by him or her. Any funds provided to a director to meet any expenditure incurred by him in connection with defending himself or in an investigation of any negligence, default, breach of duty or breach of trust by him or otherwise, must be repaid if he or she is convicted or judgment is given against him. In proceedings where negligence, default, breach of duty or breach of trust against a director has or may be established (or in anticipation of any such proceedings), an Irish court has the power to grant a director or other officer relief from liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused of the wrong concerned.

The memorandum and articles of association of the Registrant also provides the Registrant’s board of directors with authority to purchase and maintain insurance at the expense of the Registrant for the benefit of any person who is, or was at any time, a director or other officer or employee of the company or any associated company.

In addition to the provisions of the memorandum and articles of association of the Registrant, it is common for a public limited company to enter into separate deeds of indemnity with directors or officers which essentially indemnifies the director or officer against claims brought by third parties to the fullest extent permitted under Irish law. The Registrant intends to enter into such deeds of indemnity with each of its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1	Memorandum and Articles of Association of STERIS plc, a public limited company organized under the laws of Ireland (filed as Exhibit 3.1 to STERIS plc Form 8-K filed March 28, 2019 (Commission File No. 001-38848) and incorporated herein by reference).

4.2	STERIS plc 2006 Long-Term Equity Incentive Plan (As Assumed, Amended and Restated Effective March 28, 2019) (filed as Exhibit 10.1 to STERIS plc Form 8-K filed March 28, 2019 (Commission File No. 001-38848) and incorporated herein by reference).

5.1*	Opinion of Matheson as to the validity of the securities being registered

23.1*	Consent of Ernst & Young LLP concerning the financial statements of STERIS UK

23.2*	Acknowledgment of Ernst & Young LLP concerning the unaudited interim financial statements of STERIS UK

23.3*	Consent of Matheson (included in Exhibit 5.1)

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mentor, State of Ohio, on this 28th day of March, 2019.

STERIS plc

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 28, 2019.

Signature	Title

/s/ Walter M Rosebrough, Jr.	President, Chief Executive Officer and Director
Walter M Rosebrough, Jr.

/s/ Michael J. Tokich Michael J. Tokich	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Karen L. Burton	Vice President, Controller and Chief Accounting Officer
Karen L. Burton

/s/ Mohsen M. Sohi	Chairman and Director
Mohsen M. Sohi

/s/ Richard C. Breeden	Director
Richard C. Breeden

/s/ Cynthia L. Feldmann	Director
Cynthia L. Feldmann

/s/ Jacqueline B. Kosecoff	Director
Jacqueline B. Kosecoff

/s/ David B. Lewis	Director
David B. Lewis

/s/ Sir Duncan K. Nichol	Director
Sir Duncan K. Nichol

Signature	Title

/s/ Nirav R. Shah	Director
Nirav R. Shah

/s/ Richard M. Steeves	Director
Richard M. Steeves

/s/ Loyal W. Wilson	Director
Loyal W. Wilson

/s/ Michael B. Wood	Director
Michael B. Wood